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                            EXHIBIT 21.1 - SUBSIDIARIES

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                                Jurisdiction of                % Owned by
Name of Subsidiary             Incorporation               Tricord Systems, Inc.
---------------------------   -----------------            ---------------------
Nihon Tricord Systems, K.K.         Japan                          100%

TSC Tricord Servers Corp.          Canada                          100%

Tricord Systems Europe PLC      United Kingdom                     100%

Tricord Systems Europe S.A.         France                         100%

Tricord Server Systems AG          Germany                         100%

Tricord Systems Mexico, S.A.
  de C. V.                          Mexico                         100%

Tricord Systems Europe B.V.      The Netherlands                   100%


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The Company intends to liquidate its international subsidiaries in 1998.